Exhibit 99.1

FOR IMMEDIATE RELEASE	Bridgestone Americas Holding, Inc.
Media Contact: Steven Akey
1:15 p.m. CST Press Conference	Phone: 877-201-2373
with Mark Emkes, Martin Carver and
Saul Solomon	Bandag
Media Contact: Bill Block
Dial in number: 800-819-9193	Phone: 877-201-2373
Confirmation Code: 3408145	563-262-1217

Bridgestone Americas Completes Acquisition of Bandag

NASHVILLE, Tenn., and MUSCATINE, Iowa (June 1, 2007) – Bridgestone Americas Holding, Inc. (BSAH) has completed its $1.05 billion cash merger with Bandag, Incorporated (Bandag). The two companies entered into a merger agreement on Dec. 5, 2006, in which Bridgestone Americas committed to acquire the outstanding shares of each class of Bandag stock for US$50.75 per share. The closing occurred May 31, 2007.

        BSAH is a subsidiary of Bridgestone Corporation, the world’s largest manufacturer of quality tires and other rubber products. Bandag is a world leader in the retreading business.

        “This combination is a natural fit, signaling the beginning of an enhanced level of service and technology for our customers, while providing the same great level of quality,” said Mark A. Emkes, Chairman and CEO, BSAH. “By combining our businesses, Bandag and Bridgestone Americas will provide even better service to our customers by offering a comprehensive tire maintenance solution, backed by a complete line of new and retread truck tire offerings. Today, our two companies are one family.”

        Emkes also announced, today, the appointment of Saul Solomon to the position of Chairman, CEO and President of Bandag. Previously, Solomon served as Vice President and General Counsel of BSAH. Solomon and his family are relocating to Muscatine, where Bandag’s headquarters will remain.

        “It’s a real privilege to have the opportunity to work with such an accomplished group of professionals,” Solomon said.

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        According to Solomon, “Both Bridgestone and Bandag are recognized leaders in their respective industries. Through the shared resources of tire and retread technologies, our customers will have the benefit of even better products and services.”

        Outgoing Bandag Chairman and CEO Martin G. Carver, whose family founded Bandag in 1957, will remain a key advisor to Solomon and his team. “I can’t say enough about the people of Bandag—not just for what they’ve accomplished, but how they’ve accomplished it. That’s always been what set us apart. Now the members of the Bandag family have an exciting new future, provided by the combination of these two great companies.

        “The real winners will be our customers, both fleets and dealers, who will now be able to take advantage of a total tire offering—a streamlined way to manage customer needs throughout a tire’s life cycle. The alignment of Bandag with Bridgestone Americas will result in a force that will be unmatched in our industry,” Carver said.

        According to Emkes, “Bandag’s hometown will not change. The Bandag brand will not change. There is one significant change, however. And that is the fact that two companies which had formerly charted separate courses toward global leadership will now work together to provide superior service and product offerings to our customers.”

        JPMorgan acted as financial advisor to Bridgestone Americas, while William Blair & Company, L.L.C. acted as financial advisor to Bandag. Jones Day was the legal advisor to Bridgestone Americas, and Foley & Lardner LLP was the legal advisor to Bandag.

        Trading in Bandag shares continued until the end of the trading day on May 31.

*For more information and downloadable video and photographs, please visit: http://www.bridgestoneamericasmedia.com

About Bridgestone Americas Holding, Inc.:

        Nashville-based Bridgestone Americas Holding, Inc. (BSAH) is the U.S. subsidiary of the Bridgestone Corporation, the world’s largest tire and rubber company. BSAH and its subsidiaries develop, manufacture and market a wide range of Bridgestone, Firestone and associate brand tires to address the needs of a broad range of customers, including consumers, automotive and commercial vehicle original equipment manufacturers, and those in the agricultural, forestry and mining industries. The companies also produce air springs, roofing materials, synthetic rubber and industrial fibers and textiles and operate the world’s largest chain of automotive tire and service centers.

About Bridgestone Bandag, LLC:

        Bandag is the operating name of Bridgestone Bandag, LLC, a wholly owned subsidiary of Bridgestone Americas Holding, Inc. Bandag manufactures retreading materials and equipment for its worldwide network of more than 800 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. Tire Distribution Systems, Inc. (TDS), a wholly owned subsidiary, sells and services new and retread tires. In addition, Bandag has an 87.5 percent interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

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